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                                                                       EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectuses for the Vanguard STAR Fund and the Statement of Additional Information, constituting parts of this amended Registration Statement on Form N-1A, of our reports dated February 8, 1995, relating to the financial statements and financial highlights appearing in the December 31, 1994 Annual Report to Shareholders of Vanguard STAR Fund. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectuses and "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP

Philadelphia, PA

January 25, 1996